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                                                                       EXHIBIT 3

                             Shareholder Agreement



                               November 11, 1996



Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, CA 94901


Ladies and Gentlemen:

     The undersigned is a director of ValliCorp Holdings, Inc. ("ValliCorp") and an owner of common stock of ValliCorp ("ValliCorp Common Stock").

     ValliCorp and Westamerica Bancorporation ("Westamerica") have entered into an Agreement and Plan of Reorganization ("Agreement") dated today's date related to the Merger of ValliCorp into Westamerica. In consideration of the premises and the representations, warranties, agreements and conditions in this letter and in the Agreement and in order to induce Westamerica to execute the Agreement, the undersigned agrees and undertakes, as follows:

     The undersigned will vote, in person or by proxy, at any meeting of shareholders of ValliCorp (or any action by written consent in lieu of a meeting) to approve the Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of ValliCorp stock as to which the undersigned has sole or shared voting power (the "Shares") as of the record date established to determine shareholders who have the right to vote at the Shareholders' Meeting.

     The undersigned agrees that, from and after the date of this letter and through the date of the Shareholders' Meeting (and any postponements or adjournments thereof), the shareholder will not sell, assign, transfer or otherwise take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Westamerica or (ii) to change such right from that of a shared right of the shareholder to vote the Shares to a sole right of the shareholder to vote the Shares.

     The undersigned represents and warrants that he/she has sole or shared voting power over __________ Shares covered by the terms of this letter; and there are no proxies, voting trusts or other agreements or understandings to which the undersigned or the undersigned's spouse, if any, is a party or bound or that requires that any of the Shares be voted in any specific manner other than as provided in this letter.
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Westamerica Bancorporation
November 11, 1996
Page 2

     The undersigned agrees that, from and after the Effective Date (as such term is defined in the Agreement), Section 2(e) of that certain Indemnification Agreement dated as of September 23, 1996 by and between the undersigned and ValliCorp (the "Indemnification Agreement") shall be of no further force and effect as to the undersigned and that such provision shall be deemed to be superseded as to the undersigned by the proviso to the first sentence and by the second sentence of Section 5.1(f)(3) of the Agreement.

     The undersigned and Westamerica each acknowledge that, in view of the uniqueness of the obligations of the undersigned in this letter, Westamerica would not have an adequate remedy at law for money damages in the event that the promises in this letter have not been performed according to its terms, and, therefore, the undersigned agrees that Westamerica shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

     This letter shall terminate automatically without further action at the earlier of the Effective Date under the Agreement or the termination of the Agreement in accordance with its terms.
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Westamerica Bancorporation
November 11, 1996
Page 3

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                              Very truly yours,



                              ---------------------------------

                                SPOUSAL CONSENT


     I am the spouse of _____________________. I hereby confirm that I have read and understand this letter agreement and agree that it shall bind my interest in the Shares, if any.


                                    ---------------------------
                                    (Spouse's Name)



Accepted and agreed to as of
 the date first above written:

WESTAMERICA BANCORPORATION



By:
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